UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2012

PMC-Sierra, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Bordeaux Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)

(408) 239-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)    On November 19, 2012, PMC-Sierra, Inc. (the “Company”) issued a press release announcing the appointment of Steven J. Geiser to the position of Vice President, Finance and Chief Financial Officer commencing November 19, 2012.  A copy of this press release is furnished as Exhibit 99.1 to this report.  Prior to joining PMC, Mr. Geiser, age 44, held the position of CFO at two early stage companies.   Most recently he was chief financial officer at Trilliant Networks, Inc., a growing player in smart grid communications headquartered in Redwood City, California. At RMI, a network processor company, he played a pivotal role in the successful sale of the company to Netlogic Microsystems, later acquired by Broadcom.  Prior to joining RMI Corporation, Mr. Geiser also spent nine years at AMD in a variety of financial roles, culminating in an instrumental role responsible for setting up the AMD – Fujitsu joint venture that led to the formation of Spansion.  During those years, he rose to CFO of Spansion and guided them through their IPO.

In connection with the appointment, the Company and Mr. Geiser entered into the following employment-related agreements:  a letter agreement entered into as of November 16, 2012, that describes the compensation, benefits and general terms and conditions of employment as the Vice President, Finance and Chief Financial Officer (the “Letter Agreement”); a Change of Control Agreement; and an Indemnification Agreement (collectively, “the Agreements”).

Under the Letter Agreement, Mr. Geiser’s gross base salary will be $335,000 per year.  He will be eligible to participate in the Company’s incentive bonus program (“Short Term Incentive Plan” or “STIP”) as of his hire date at a target award level of 70% of his gross salary. Payouts under the Company’s STIP program are conditioned upon the Company and Mr. Geiser meeting performance objectives.  Subject to approval of the Company’s Compensation Committee, the Company will grant Mr. Geiser: a) an option to purchase 385,000 of the Company’s common stock at a price per share equal to 100% of the fair market price on the grant date; and b) 128,333 restricted stock units (“RSUs”) that will be exchanged for Company common stock upon vesting which grants will be processed in the next pre-scheduled grant cycles for options and RSUs.  If so approved, the option grant would vest at the rate of 25% on the first anniversary of the grant date and thereafter will vest monthly at the rate of one forty-eighth (1/48th) for the next 36 calendar months and the RSU grant would vest twenty-five percent (25%) on the 25th day of the month of the first anniversary of the grant and on each of the next three anniversaries thereof. Mr. Geiser will also be eligible to participate in the Company’s benefit plans and the Company’s 401(k) as offered to all US-based employees.

In addition, under the Letter Agreement, if Mr. Geiser’s employment is terminated without “Cause” or Mr. Geiser resigns his employment due to a “Constructive Termination” (as such terms are described in the Letter Agreement) during the first year of his employment and he executes and does not revoke a release agreement, he will receive (i) a lump sum severance payment equal to his annual base salary within 30 days of his “Separation from Service” (as described in the Letter Agreement) and (ii) reimbursement of, or lump sum payment for, 12 months of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

The Company and Mr. Geiser also entered into the Indemnification Agreement, the form of which was previously filed as an exhibit to the Annual Report on Form 10-K filed by the Company on March 28, 2003.

The Company also entered into a Change of Control Agreement with Mr. Geiser substantially in the form entered into with other of the Company’s named executive officers, previously filed as an exhibit to the Periodic Report on Form 8-K filed by the Company on December 16, 2011.  However, in connection with Mr. Geiser’s hiring, to better reflect market practices within, and remain competitive with, other companies in the industry, the Company made minor revisions to the Change of Control Agreement it entered into with Mr. Geiser, relating to the circumstances under which an executive may resign and claim a Constructive Termination.

In addition, effective as of November 19, 2012, the Company also is entering into amendments to its Change of Control Agreements with  named executive officers Colin C. Harris, Vice President and Chief Operating Officer; Travis Karr, Vice President and General Manager, Enterprise Storage Division; and Robert M. Liszt, Vice President, Worldwide Sales, and an amendment with its Chief Executive Officer, Gregory S. Lang, to his Executive Employment Agreement, previously filed by the Company as an exhibit to the Periodic Report on Form 8-K filed by the Company on May 9, 2011, in each case reflecting minor revisions to the circumstances under which an executive may resign and claim a Constructive Termination.

The Company’s current Vice President of Finance and Chief Financial Officer Michael W. Zellner, who announced on July 27, 2012, his intention to resign from the Company, as previously announced by the Company in the Periodic Report on Form 8-K filed by the Company on July 30, 2012, will remain an employee of, and provide transition services for, the Company until December 31, 2012.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company, dated November 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-Sierra, Inc.

By:	/s/ Alinka Flaminia
Alinka Flaminia Vice President, General Counsel, Corporate Secretary

Date: November 20, 2012

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